UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2024

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12984	75-2520779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5960 Berkshire Lane, Suite 900 Dallas, TX	75225
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	EXP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, Eagle Materials Inc. (the “Company” or “Eagle”) conducts one of its cement operations through a joint venture, Texas Lehigh Cement Company LP (the “Joint Venture”), which owns and operates a cement plant located in Buda, Texas. The Joint Venture is a limited partnership whose partners consist of (a) two indirect wholly owned subsidiaries of the Company (together, the “TLCC Partners”) and (b) HM Southeast Cement LLC (“HMSC”), which is an indirect wholly owned subsidiary of Heidelberg Materials US, Inc. (“HM”). The TLCC Partners own a 50% interest and HMSC owns the remaining 50% interest in the Joint Venture. The governing partnership agreement of the Joint Venture (the “Partnership Agreement”) provides that the purpose of the Joint Venture is to manufacture, market and sell grey cement products, fly ash and slag in the Market Area (as defined in the Partnership Agreement), which covers Texas and portions of three neighboring states. Other than through the Joint Venture, no Joint Venture partner is permitted to offer or sell grey cement products, fly ash or slag in the Market Area.

On May 1, 2024, the Company and the TLCC Partners, on the one hand, and HM and HMSC, on the other hand, entered into a Put Option Agreement (the “Put Option Agreement”) that provides for the grant of reciprocal put options by the parties with respect to their 50% partnership interests in the Joint Venture. Specifically, the TLCC Partners have granted a put option to HMSC that entitles HMSC to require the TLCC Partners to purchase all of the partnership interests held by HMSC in the Joint Venture in exchange for the payment of an amount equal to 50% of $1,100,000,000.00, subject to certain adjustments (the “Purchase Price”). Similarly, HMSC has granted a put option to the TLCC Partners (together with the put option granted to HMSC, the “Put Options”) that entitles the TLCC Partners to require HMSC to purchase all of the partnership interests held by the TLCC Partners in the Joint Venture in exchange for the payment of the Purchase Price. The Purchase Price adjustment provisions consist of a customary working capital adjustment and debt and cash adjustments intended to ensure that the purchase of a party’s 50% partnership interest in the Joint Venture is on a cash-free, debt-free basis. The Put Options are exercisable for a period of 15 months after the date of the Put Option Agreement (the “Exercise Period”).

Each party holding a Put Option will be entitled to exercise the Put Option only if a triggering event occurs. The triggering event specified in the Put Option Agreement is the entry by either HM or one of its subsidiaries or Eagle or one of its subsidiaries (as applicable, the “Purchasing Entity”) into a binding and effective Outside Purchase Agreement. The Put Option Agreement defines an “Outside Purchase Agreement” as a definitive agreement providing for the purchase by a Purchasing Entity of assets or operations (either directly or through the purchase of equity securities in an entity that holds such assets or conducts such operations) to be used in the production or sale of grey cement products or slag in the Market Area in exchange for total consideration in an amount or with a value equal to or greater than $1 billion (whether in the form of an asset purchase, stock purchase or merger or otherwise).

If a Purchasing Entity enters into an Outside Purchase Agreement and exercises its Put Option, the parties will enter into an Interest Purchase Agreement (the “Interest Purchase Agreement”), which will be substantially in the form attached as an exhibit to the Put Option Agreement. The parties to the Interest Purchase Agreement will be (i) the parties who have exercised the Put Option, as sellers (the “Sellers”), and (ii) the other parties to the Put Option Agreement, as purchasers (the “Purchasers”).

The Interest Purchase Agreement will provide that the sale of the partnership interests held by the Sellers will be consummated on a substantially concurrent basis with the closing under the Outside Purchase Agreement, subject to the satisfaction of the conditions to closing contained in the Interest Purchase Agreement. In addition, the Interest Purchase Agreement will contain (a) a limited set of representations and warranties, (b) customary covenants, including covenants regarding the operation of the Joint Venture in the ordinary course of business and in accordance with the Partnership Agreement and (c) customary indemnification provisions.

The Put Option Agreement is being entered into in order to provide each Joint Venture partner an additional means by which it may exit the Joint Venture. As of the date hereof, neither the Company nor, to the knowledge of the Company, HM, is a party to or is actively engaged in negotiations with respect to an Outside Purchase Agreement. The Company undertakes no duty to update the foregoing statement to reflect any events or developments that may occur in the future.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ D. Craig Kesler
D. Craig Kesler
Executive Vice President - Finance and
Administration and Chief Financial Officer

Date: May 3, 2024